                                                                    Exhibit 99-1

THE SAVINGS PLAN OF XEROX CORPORATION AND
THE XEROGRAPHIC DIVISION, UNION OF NEEDLETRADES,
INDUSTRIAL AND TEXTILE EMPLOYEES, A.F.L. - C.I.O. - C.L.C.
STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2004 AND 2003

(in thousands)                                                 2004       2003
ASSETS
Investment interest in Master Trust at fair value (Note 4)   $251,924   $231,659
Participant loans receivable                                   13,155     12,738
Employer contribution receivable                                2,666      1,837
                                                             --------   --------
        Net assets available for benefits                    $267,745   $246,234
                                                             ========   ========

   The accompanying notes are an integral part of these financial statements.

THE SAVINGS PLAN OF XEROX CORPORATION AND
THE XEROGRAPHIC DIVISION, UNION OF NEEDLETRADES,
INDUSTRIAL AND TEXTILE EMPLOYEES, A.F.L. - C.I.O. - C.L.C.
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2004

(in thousands)                                               2004
ADDITIONS
    Additions to net assets attributed to:
      Contributions:
        Participant                                        $ 14,970
        Rollovers (from RIGP - Union)                         2,188
        Employer                                              2,575
                                                           --------
             Total contributions                             19,733

    Net appreciation from Plan interest in Master Trust,
     net of administrative expenses                          25,550
    Interest income on participant loans                        688
                                                           --------
             Total additions                                 45,971
                                                           --------
DEDUCTIONS
    Deductions from net assets attributed to:
      Benefits paid to participants                          24,460
                                                           --------
             Total deductions                                24,460
                                                           --------
Net increase in assets available for benefits                21,511
Net assets available for benefits
    Beginning of year                                       246,234
                                                           --------
    End of year                                            $267,745
                                                           ========

   The accompanying notes are an integral part of these financial statements.

THE SAVINGS PLAN OF XEROX CORPORATION AND
THE XEROGRAPHIC DIVISION, UNION OF NEEDLETRADES,
INDUSTRIAL AND TEXTILE EMPLOYEES, A.F.L. - C.I.O. - C.L.C.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

1.    DESCRIPTION OF THE PLAN

      The following  description of The Savings Plan of Xerox Corporation and
      the Xerographic  Division,  Union  of  Needletrades,   Industrial  and
      Textile Employees  ("UNITE"),  A.F.L. - C.I.O. - C.L.C.  (the "Plan")
      provides only general  information.   Participants  should  refer  to the
      summary plan description and the plan document for a more complete description of the Plan's provisions.

      GENERAL

      The Plan is a defined contribution plan covering substantially all domestic full and part-time Union of Needletrades, Industrial and Textile , A.F.L. - C.I.O. - C.L.C. employees of Xerox Corporation (the "Company"). Employees are eligible to participate in the Plan immediately upon hire.

      CONTRIBUTIONS

      Subject to limits imposed by the Internal Revenue Code (the "Code"), eligible employees may contribute up to 80% of pay (as defined in the Plan) through a combination of before-tax and after-tax payroll deductions. Participants direct the investment of their contributions into various investment options offered by the Plan.

      For the 2003 Plan Year, Xerox Corporation matched 35% of the employee before-tax savings contributions (up to 6%) which equals a maximum match of 2.1% of annual pay up to the IRS 401(k) elective deferral limit. For the 2004 Plan Year, the match increased to 50% of the employee before-tax savings contributions (up to 6%) which equals 3% of annual pay up to the IRS 401(k) elective deferral limit.

      To be eligible to receive the matching Company contribution, the employee must complete six months of service, and be actively employed on the last day in February of the year (except by reason of death, retirement, approved leave of absence, disability, or layoff) in which the contribution is made by the Company.

      VESTING OF BENEFITS

      Participants are vested immediately in employee and employer contributions and actual earnings thereon.

      PAYMENT OF BENEFITS

      Upon termination of service, a participant may elect to defer receipt of benefits or receive a lump-sum amount equal to the value of his or her account.

THE SAVINGS PLAN OF XEROX CORPORATION AND
THE XEROGRAPHIC DIVISION, UNION OF NEEDLETRADES,
INDUSTRIAL AND TEXTILE EMPLOYEES, A.F.L. - C.I.O. - C.L.C.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

      INVESTMENT OPTIONS

      Plan participants are able to direct the investment of their Plan holdings (employer and employee contributions) into various investment options as offered under the Plan on a daily basis. The investment options consist of three tiers of funds (Tier I, II, and III); each tier consists of several underlying funds with various levels of market risk and returns. The options consist of several balanced funds, a company stock fund, several other stock funds, a bond fund, and a marketplace window (mutual funds).

      PARTICIPANT LOANS

      Participants are permitted to borrow from their accounts subject to limitations set forth in the plan document. The loans are generally payable up to 4.5 years, except for loans to secure private residence which can be payable up to 14.5 years, and bear interest at the quarterly Citibank commercial prime rate in effect at the time of loan issuance plus 1%. Principal and interest payments on the loans are redeposited into the participants' accounts based on their current investment allocation elections. Interest rates ranged from 5% to 11% at December 31, 2004.

      ADMINISTRATION

      The Company is responsible for the general administration of the Plan and for carrying out the Plan provisions. The trustee of the Plan is State Street Bank and Trust Company (the "Trustee"). Hewitt Associates (the "Recordkeeper") is the recordkeeper of the Plan.

      PLAN TERMINATION

      The Plan was established with the expectation that it will continue indefinitely, however, the Company and UNITE reserve the right to amend or terminate the Plan.

      RECLASSIFICATIONS

      Certain reclassifications have been made to the fiscal year 2003 balances to conform with current year presentation.

2.    SUMMARY OF ACCOUNTING PRINCIPLES AND PRACTICES

      BASIS OF ACCOUNTING

      The Plan's financial statements are prepared under the accrual basis of accounting.

      BENEFIT PAYMENTS

      Benefit payments are recorded when paid.

      CONTRIBUTIONS

      Contributions are recorded when withheld from participants' pay.

      USE OF ESTIMATES

      The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

THE SAVINGS PLAN OF XEROX CORPORATION AND
THE XEROGRAPHIC DIVISION, UNION OF NEEDLETRADES,
INDUSTRIAL AND TEXTILE EMPLOYEES, A.F.L. - C.I.O. - C.L.C.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

      BASIS OF PRESENTATION

      The assets of the Plan are held in the Xerox Corporation Trust Agreement to Fund Retirement Plans (the "Master Trust"). The value of the Plan's interest in the Master Trust is based on the beginning of year value of the Plan's interest in the trust, plus actual contributions and investment income (loss) based on participant account balances, less actual distribution and allocated administrative expenses. For financial reporting purposes, income on plan assets and any realized or unrealized gains or losses on such assets and expenses in the Master Trust are allocated to the Plan based on participant account balances.

      The Master Trust holds assets for other Company-sponsored plans, some of which may be defined contribution plans and some defined benefit plans. Because the Plan's interest in the Master Trust is based on participant investment options there are certain Master Trust investments in which the Plan does not invest.

      VALUATION OF INVESTMENTS

      The Plan's investment in the Master Trust is recorded at an amount equal to the Plan's interest in the underlying investments of the Master Trust. Investments of the Master Trust are stated at fair value. Shares of registered investment company funds and common and preferred stocks are stated at fair value based on published market prices. The value of the Common Collective Trusts is determined periodically by the Trustee based on current market values of the underlying assets of the fund. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Participant notes receivable are valued at cost which approximates fair value.

      ADMINISTRATIVE EXPENSES

      Certain administrative expenses, such as Trustee, custodian and investment manager fees, are paid by the Master Trust and are net against Master Trust investment income (loss). Certain other administrative expenses are paid by the Company.

      RISKS AND UNCERTAINTIES

      Investments are exposed to various risks, such as interest rate and market. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the value of investments, it is at least reasonably possible that the changes in values in the near term would materially affect the amount reported in the statements of assets available for benefits and the statement of changes in net assets available for benefits.

3.    FEDERAL INCOME TAX STATUS

      The Internal Revenue Service has determined and informed the Company by a letter dated August 28, 2002, covering Plan amendments through October 30, 2001, that the Plan and related Master Trust are designed in accordance with applicable sections of the Internal Revenue Code ("IRC"). The Plan has been amended since receiving the determination letter. However, the plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

THE SAVINGS PLAN OF XEROX CORPORATION AND
THE XEROGRAPHIC DIVISION, UNION OF NEEDLETRADES,
INDUSTRIAL AND TEXTILE EMPLOYEES, A.F.L. - C.I.O. - C.L.C.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

4.    MASTER TRUST

      As discussed in Note 2, the Plan participates in the Master Trust. The Trustee holds the Master Trust's investment assets, provides administrative functions for each of the Plans participating in the Master Trust, and executes investment transactions as directed by participants. The following Xerox employee benefit plans represent the following percentages in the net assets of the Master Trust as of December 31:

                                                                 2004      2003
Xerox Corporation Savings Plan                                   48.1%     46.5%

The Savings Plan of Xerox Corporation and The
 Xerographic Division, Union of Needletrades, Industrial and
 Textile Employees, A.F.L. - C.I.O. - C.L.C.                      3.1%      3.1%

Xerox Corporation Retirement Income Guarantee Plan               45.2%     46.8%

Retirement Income Guarantee Plan of Xerox Corporation and
 The Xerographic Division, Union of Needletrades, Industrial
 and Textile Employees, A.F.L. - C.I.O. - C.L.C.                  3.6%      3.6%

THE SAVINGS PLAN OF XEROX CORPORATION AND
THE XEROGRAPHIC DIVISION, UNION OF NEEDLETRADES,
INDUSTRIAL AND TEXTILE EMPLOYEES, A.F.L. - C.I.O. - C.L.C.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

      The following financial information is presented for the Master Trust.

      Statement of Net Assets of the Master Trust is as follows at:

                                                       DECEMBER 31,
(in thousands)                                       2004         2003
ASSETS
Investments at fair value
    At quoted market value
      Short-term investments                      $    8,252   $   15,997
      Fixed income investments                         2,345       37,425
      Xerox stock fund                               408,652      364,220
      Registered investment company                  328,436      307,729
      Common and preferred stock                     196,460      158,716
      Common collective trusts                     6,990,928    6,588,848
    At estimated fair value
      Interests in real estate trusts                 22,666        9,092
      Investment of securities lending collateral     24,272       16,580
      Other investments                              250,720      172,053

RECEIVABLES
    Accrued interest and dividends                       547          951
    Receivable for securities sold                     1,706        1,406
    Other receivables                                     52          184
                                                  ----------   ----------
              Total assets                         8,235,036    7,673,201
                                                  ----------   ----------
LIABILITIES
Payable for securities purchased                      12,569       12,425
Payable for collateral on securities loaned           24,272       16,580
Other                                                    652        1,265
                                                  ----------   ----------
              Total liabilities                       37,493       30,270
                                                  ----------   ----------
              Net assets available for benefits   $8,197,543   $7,642,931
                                                  ==========   ==========

THE SAVINGS PLAN OF XEROX CORPORATION AND
THE XEROGRAPHIC DIVISION, UNION OF NEEDLETRADES,
INDUSTRIAL AND TEXTILE EMPLOYEES, A.F.L. - C.I.O. - C.L.C.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

      Statement of changes in Net Assets of the Master Trust is as follows for the year ended December 31:

(in thousands)                                                       2004
Additions (deductions) to net assets attributable to:
    Investments
      Interest and dividends                                     $    17,322
      Net appreciation of investments                                896,047
      Variation margin on futures contracts                           11,244
      Foreign currency loss                                             (700)
      Other                                                            6,258
                                                                 -----------
             Total investment net gains                              930,171
                                                                 -----------
             Total additions from investments                        930,171
                                                                 -----------
Deductions from net assets attributable to
    Transfers out of Master Trust                                    337,165
    Administrative expenses                                           38,394
                                                                 -----------
             Total deductions                                        375,559
                                                                 -----------
             Net increase in net assets available for benefits       554,612

Net assets available for benefits
    Beginning of year                                              7,642,931
                                                                 -----------
    End of year                                                  $ 8,197,543
                                                                 ===========

      The Joint Administrative Board approves the overall investment strategy for the Master Trust investments, including the broad guidelines under which they are managed. As of December 31, 2004, the Joint Administrative Board consisted of eight members, including three representatives of Xerox Corporation and five representatives of UNITE. The Xerox Corporate Treasurer chairs the Fiduciary Investment Review Committee, which is composed of corporate officers who oversee the management of the funds on a regular basis. Xerox retains General Motors Asset Management and its affiliates to provide investment services to this plan, including investment management, asset allocation, research, and the selection, evaluation, and monitoring of investment managers.

      During 2004, the Master Trust's investments (including investments bought, sold, as well as held during the year) appreciated (depreciated) in value as follows for the year ended December 31:

THE SAVINGS PLAN OF XEROX CORPORATION AND
THE XEROGRAPHIC DIVISION, UNION OF NEEDLETRADES,
INDUSTRIAL AND TEXTILE EMPLOYEES, A.F.L. - C.I.O. - C.L.C.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

(in thousands)                                  2004
Investments at quoted market value
    Short-term and fixed income investments   $    406
    Xerox stock                                 79,598
    Registered investment companies             20,459
    Common and preferred stock                  46,107
    Common collective trusts                   721,465

Investments at estimated fair value
    Interest in Real Estate Trusts                (496)
    Interest in other investments               28,508
                                              --------
             Net appreciation                 $896,047
                                              ========

5.    DERIVATIVE POLICY

      The Master Trust may enter into contractual arrangements (derivatives) in carrying out its investment strategy, principally to: (1) hedge a portion of the Master Trust's portfolio to limit or minimize exposure to certain risks, (2) gain an exposure to a market more rapidly or less expensively than could be accomplished through the use of the cash markets, and (3) reduce the cost of structuring the portfolio or capture value disparities between financial instruments. The Master Trust utilizes both exchange traded investment instruments such as equity and fixed income futures and options on fixed income futures and forward currency contracts. When engaging in forward currency contracts, there is exposure to credit loss in the event of nonperformance by the counter parties to these transactions. The Master Trust manages this exposure through credit approvals and limit monitoring procedures. Procedures are in place to regularly monitor and report market and counter party credit risks associated with these instruments.

      The following is a summary of the significant accounting policies associated with the Master Trust's use of derivatives:

      FORWARD FOREIGN CURRENCY EXCHANGE CONTRACTS

      Forward currency contracts are generally utilized to hedge a portion of the currency exposure that results from the Master Trust's holdings of equity and fixed income securities denominated in foreign currencies.

      Forward currency contracts are generally marked-to-market at the prevailing forward exchange rate of the underlying currencies and the difference between contract value and market value is recorded as unrealized appreciation (depreciation) in Master Trust net assets. When the forward currency contract is closed, the Master Trust transfers the unrealized appreciation (depreciation) to a realized gain (loss) equal to the change in the value of the forward exchange contract when it was opened and the value at the time it was closed or offset. Sales and purchases of forward currency contracts having the same settlement date and broker are offset and any gain (loss) is realized on the date of offset.

      Certain risks may arise upon entering into a forward currency contract from the potential inability of counterparties to meet the terms of their contracts. Additionally, when utilizing forward

THE SAVINGS PLAN OF XEROX CORPORATION AND
THE XEROGRAPHIC DIVISION, UNION OF NEEDLETRADES,
INDUSTRIAL AND TEXTILE EMPLOYEES, A.F.L. - C.I.O. - C.L.C.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

      currency contracts to hedge, the Master Trust gives up the opportunity to profit from favorable exchange rate movements during the term of the contract.

      A summary of open forward currency contracts at December 31, 2004 and 2003 is presented below:

                                          2004                                              2003
                     --------------------------------------------     ---------------------------------------------
                                                      UNREALIZED                                        UNREALIZED
                                        CONTRACT     APPRECIATION/                        CONTRACT     APPRECIATION/
                       VALUE DATE        AMOUNT     (DEPRECIATION)      VALUE DATE         AMOUNT     (DEPRECIATION)
CURRENCY TYPE
  PURCHASED

Australian Dollar    2/7/05-3/16/05   $ 53,284,353    $ 1,484,126     2/9/04-3/18/04    $ 26,457,584    $   519,037
Canadian Dollar      2/7/05-3/16/05        110,125          2,983     2/9/04-3/18/04       1,771,606         54,630
Euro                 2/7/05-3/16/05     36,542,924      2,184,802     2/9/04-3/18/04      19,232,614        622,650
Japanese Yen         2/7/05-3/16/05     47,708,582      1,455,404     2/9/04-3/18/04      48,979,369        480,000
Pound Sterling       2/7/05-3/16/05      6,478,960        (80,559)    2/9/04-3/18/04      31,337,648        895,049
Swiss Franc          2/7/05-3/16/05    113,345,015       (310,596)    2/9/04-3/18/04      27,229,698        983,934
Norwegian Kroner     2/7/05-3/16/05     15,159,134        944,228     2/9/04-3/18/04               -              -
Swedish Kroner       2/7/05-3/16/05     10,619,975        (16,370)    2/9/04-3/18/04               -              -
New Zealand Dollar   2/7/05-3/16/05     31,973,098        223,555     2/9/04-3/18/04               -              -
Singapore Dollar     2/7/05-3/16/05              -         76,659     2/9/04-3/18/04               -              -
                                      ------------    -----------                       ------------    -----------
                                      $315,222,166    $ 5,964,232                       $155,008,519    $ 3,555,300
                                      ============    ===========                       ============    ===========

CURRENCY TYPE
   SOLD

Australian Dollar    2/7/05-3/16/05   $ 52,476,359    $(2,655,937)    2/9/04-3/18/04    $  9,573,542    $  (169,304)
Canadian Dollar      2/7/05-3/16/05              -              -     2/9/04-3/18/04       1,662,273        (57,619)
Euro                 2/7/05-3/16/05    116,729,645     (3,107,844)    2/9/04-3/18/04      98,203,735     (3,021,608)
Japanese Yen         2/7/05-3/16/05     33,829,216       (106,269)    2/9/04-3/18/04      20,829,642       (161,138)
New Zealand Dollar   2/7/05-3/16/05     56,252,883     (1,323,584)    2/9/04-3/18/04               -              -
Pound Sterling       2/7/05-3/16/05     27,040,207        (91,383)    2/9/04-3/18/04      13,838,296       (313,813)
Swiss Franc          2/7/05-3/16/05     71,129,411     (1,099,765)    2/9/04-3/18/04      19,196,155     (1,769,302)
Norwegian Kroner     2/7/05-3/16/05     15,645,511       (574,951)    2/9/04-3/18/04               -              -
Hong Kong Dollar     2/7/05-3/16/05     19,853,417         60,283     2/9/04-3/18/04               -              -
                                      ------------    -----------                       ------------    -----------
                                      $392,956,649    $(8,899,450)                      $163,303,643    $(5,492,784)
                                      ============    ===========                       ============    ===========

      FUTURE CONTRACTS

      The Master Trust may use equity index and fixed income future contracts to manage exposure to the market. Buying futures tends to increase the Master Trust's exposure to the underlying instrument. Selling futures tends to decrease the Master Trust's exposure to the underlying instrument held, or hedge the fair value of other fund investments. The Master Trust does not employ leverage in its use of derivatives.

      Futures contracts are valued at the last settlement price at the end of each day on the exchange upon which they are traded. Upon entering into a futures contract, the Master Trust is required to

THE SAVINGS PLAN OF XEROX CORPORATION AND
THE XEROGRAPHIC DIVISION, UNION OF NEEDLETRADES,
INDUSTRIAL AND TEXTILE EMPLOYEES, A.F.L. - C.I.O. - C.L.C.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

      deposit either in cash or securities an amount ("initial margin") equal to a certain percentage of the nominal value of the contract. Pursuant to the futures contract, the Master Trust agrees to receive from, or pay to, the broker an amount of cash equal to the daily fluctuation in the value of the futures contract. Such receipts or payments are known as "variation margin" which are generally settled daily and are included in the realized gains (losses) on futures contracts. The Master Trust will record a variation margin receivable or payable in the Master Trust net assets for variation margins, which have not yet been paid at the end of the year.

      Futures contracts involve, to varying degrees, credit and market risks. The Master Trust enters into futures contracts on exchanges where the exchange acts as the counterparty to the transaction. Thus, credit risk on such transactions is limited to the failure of the exchange. The daily settlement on the futures contracts serves to greatly reduce credit risk. Losses in value may arise from changes in the value of the underlying instruments or if there is an illiquid secondary market for the contracts. In addition, there is the risk that there may not be an exact correlation between a futures contract and the underlying index or security.

      A summary of open equity index futures at December 31, 2004 and 2003 is presented below:

                              FUTURES
                          LONG CONTRACTS
                          2004      2003
                        NUMBER OF CONTRACTS
S&P 500 Index              257       566
S&P Midcap 400 Index         -        68
Russell 2000 Index           -        64
                           ---       ---
                           257       698
                           ===       ===

THE SAVINGS PLAN OF XEROX CORPORATION AND
THE XEROGRAPHIC DIVISION, UNION OF NEEDLETRADES,
INDUSTRIAL AND TEXTILE EMPLOYEES, A.F.L. - C.I.O. - C.L.C.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

      A summary of open fixed income futures at December 31, 2004 and 2003 is presented below:

                                      FUTURES
                                  LONG CONTRACTS
                                  2004      2003
                                NUMBER OF CONTRACTS
US Treasury Notes - 10 years       268       816
US Treasury Notes - 2 years          -         -
EuroDollars                          -         -
                                   ---       ---
                                   268       816
                                   ===       ===

                                      FUTURES
                                  SHORT CONTRACTS
                                  2004      2003
                                NUMBER OF CONTRACTS
US Treasury Bonds                    -        60
                                   ---       ---
                                     -        60
                                   ===       ===

SECURITIES LENDING

The Master Trust is not restricted from lending securities to other qualified financial institutions, provided such loans are callable at any time and are at all times fully secured by cash (including both U.S. and foreign currency), cash equivalents or securities issued or guaranteed by the U.S. government or its agencies and the sovereign debt of foreign countries. The portfolios may bear the risk of delay in recovery of, or even of rights in, the securities loaned should the borrower of the securities fail financially. Consequently, loans of Portfolio securities will only be made to firms deemed by the subadvisors to be creditworthy. The Portfolios receive compensation for lending their securities either in the form of fees or by retaining a portion of interest on the investment of any cash received as collateral. Cash collateral is invested in the State Street Navigator Securities Lending Prime Portfolio.

All Collateral received will be in an amount equal to at least 100% of the market value of the loaned securities and is intended to be maintained at that level during the period of the loan. The value of the collateral on-hand at December 31, 2004 and 2003 was $24,272,338 and $16,579,627, respectively. The market value of the loaned securities is determined at the close of business of the Portfolio and any additional required collateral is delivered to the Portfolio the next business day. The market value of the loaned securities at December 31, 2004 and 2003 was $23,236,591 and $15,841,414, respectively. During the loan period, the Portfolio continues to retain rights of ownership, including dividends and interest of the loaned securities. Loan income generated from securities lending arrangements was $34,494 for the period ending December 31, 2004.

The income from Security Lending is included in the Other Income line item on the Statement of Changes in Net Assets.

THE SAVINGS PLAN OF XEROX CORPORATION AND
THE XEROGRAPHIC DIVISION, UNION OF NEEDLETRADES,
INDUSTRIAL AND TEXTILE EMPLOYEES, A.F.L. - C.I.O. - C.L.C.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

6.    RELATED PARTY TRANSACTIONS

      The Plan, along with the Xerox Corporation Savings Plan (the "Plans"), invests in a unitized stock fund, the Xerox Stock Fund (the "Fund"), which is primarily comprised of Xerox Corporation common shares. The unit values of the Fund are recorded and maintained by the Trustee. During the year ended December 31, 2004, the Plans purchased common shares in the Fund in the amount of $42,685,387, sold common shares in the Fund in the amount of $76,993,154 and had net appreciation in the Fund of $79,598,253. The total value of the common shares in the Fund was $408,652,023 and $364,219,641 at December 31, 2004 and 2003, respectively. These transactions, as well as participant loans, qualify as party-in-interest transactions.

      In addition, certain funds are managed by an affiliate of the Trustee and therefore qualify as party-in-interest transactions.

7.    CONTINGENCIES

      In the normal course of business, the Plan enters into agreements that contain a variety of representations and warranties which provide general indemnifications. The Plan's maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Plan that have not yet occurred. However, based on experience, the Plan expects the risk of loss to be remote.

8.    SUBSEQUENT EVENT

      Effective January 31, 2005, the title of the plan was changed to "The Savings Plan of Xerox Corporation and the Xerographic Division, UNITE HERE".

THE SAVINGS PLAN OF XEROX CORPORATION AND
THE XEROGRAPHIC DIVISION, UNION OF NEEDLETRADES,
INDUSTRIAL AND TEXTILE EMPLOYEES, A.F.L. - C.I.O. - C.L.C.
SUPPLEMENTAL SCHEDULE
SCHEDULE OF ASSETS (HELD AT END OF YEAR) - SCHEDULE H, PART IV, ITEM 4i DECEMBER 31, 2004

                                                    DESCRIPTION OF
        IDENTITY OF ISSUER,              INVESTMENT INCLUDING MATURITY DATE,
         BORROWER, LESSOR,                       RATE OF INTEREST,
         OR SIMILAR PARTY                  COLLATERAL, PAR OR MATURITY VALUE        CURRENT VALUE
Investment Interest in Master Trust   See Footnote 4                                  $251,924

* Participant loans receivable        Loans to Plan participants, maturity dates      $ 13,155
                                      through July 31, 2019, interest rates from
                                      5% to 11% per annum

* Party in interest.

Note: Other schedules required by Section 2520.103-10 of the Department of Labor's Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are not applicable.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Participants and Administrator of The Savings Plan of Xerox Corporation and
The Xerographic Division, Union of Needletrades,
Industrial and Textile Employees, A.F.L. - C.I.O. - C.L.C.:

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Savings Plan of Xerox Corporation and The Xerographic Division, Union of Needletrades, Industrial and Textile Employees, A.F.L. - C.I.O. - C.L.C. (the "Plan") at December 31, 2004 and 2003, and the changes in net assets available for benefits for the year ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP
    PricewaterhouseCoopers LLP

Stamford, Connecticut
June 27, 2005